EXHIBIT 12.1


                         THE CHARLES SCHWAB CORPORATION

                Computation of Ratio of Earnings to Fixed Charges
                    (Dollar amounts in thousands, unaudited)

                                                                                Year Ended December 31,

                                                              1998         1997         1996        1995         1994
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
Earnings before taxes on income                        $   576,544  $   447,247    $ 394,063   $ 277,104    $ 224,343
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Fixed charges
    Interest expense - customer                            579,930      480,988      368,462     321,225      178,067
    Interest expense - other                                71,951       65,495       57,410      35,998       20,169
    Interest portion of rental expense                      32,326       26,045       23,051      20,810       17,102
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    Total fixed charges (A)                                684,207      572,528      448,923     378,033      215,338
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Earnings before taxes on income and fixed charges (B)  $ 1,260,751  $ 1,019,775    $ 842,986   $ 655,137    $ 439,681
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Ratio of earnings to fixed charges (B) divided by (A)*         1.8          1.8          1.9         1.7          2.0
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Ratio of earnings to fixed charges excluding
    customer interest expense**                                6.5          5.9          5.9         5.9          7.0
======================================================================================================================


* The ratio of earnings to fixed charges is calculated in a manner consistent with SEC requirements. For such purposes, "earnings" consist of earnings before taxes on income and fixed charges. "Fixed charges" consist of interest expense incurred on payable to customers, borrowings and one-third of rental expense, which is estimated to be representative of the interest factor.

** Because interest expense incurred in connection with payable to customers is completely offset by interest revenue on related investments and margin loans, the Company considers such interest to be an operating expense. Accordingly, the ratio of earnings to fixed charges excluding customer interest expense reflects the elimination of such interest expense as a fixed charge.